Exhibit 5.1

Seward & Kissel llp ONE BATTERY PARK PLAZA NEW YORK, NEW YORK 10004

TELEPHONE: (212) 574-1200 FACSIMILE: (212) 480-8421 WWW.SEWKIS.COM	901 K Street, NW WASHINGTON, D.C. 20001 TELEPHONE: (202) 737-8833 FACSIMILE: (202) 737-5184

December 11, 2019

Global Ship Lease, Inc.
c/o Global Ship Lease Services Limited
25 Wilton Road
London SW1V 1LW
United Kingdom

Re: Global Ship Lease, Inc.

Ladies and Gentlemen:
We have acted as counsel to Global Ship Lease, Inc. (the “Company”), a Marshall Islands corporation, in connection with (i) the Company’s at-the-market offering (the “Offering”) of up to $75.0 million of its Depositary Shares (the “Depositary Shares”), each representing a 1/100th interest in one share of the Company’s 8.75% Series B Cumulative Redeemable Perpetual Preferred Shares, par value $0.01 per share, with a liquidation preference of $2,500 per share (equivalent to $25.00 per Depositary Share) (the “Preferred Shares”); (ii) the At Market Issuance Sales Agreement, dated December 10, 2019 (the “Sales Agreement”), between the Company and B. Riley FBR, Inc., as sales agent (the “Agent”), including any amendments or supplements thereto, pursuant to which the Company may offer Depositary Shares through the Agent, from time to time; and (iii) the preparation of the Company’s registration statement under the Securities Act of 1933, as amended (the “Securities Act”) on Form F-3 (File No. 333-235305), declared effective by the Securities and Exchange Commission (the “Commission”) on December 10, 2019 (the “Registration Statement”), a prospectus included therein (the “Base Prospectus”) and a prospectus supplement thereto dated December 10, 2019 (the “Prospectus Supplement” and together with the Base Prospectus, the “Prospectus”). The Preferred Shares are to be deposited from time to time against delivery of one or more depositary receipts (the “Depositary Receipts”) representing the Depositary Shares to be issued by Computershare, Inc. and Computershare Trust Company, N.A., as applicable, as depositary, registrar and transfer agent (the “Depositary”), under a Deposit Agreement, dated as of August 20, 2014 (the “Deposit Agreement”), among the Company, the Depositary and holders from time to time of the Depositary Shares issued thereunder.
We have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Sales Agreement; (ii) the Registration Statement; (iii) the Prospectus; (iv) the Deposit Agreement; (v) the Certificate of Designation for the Preferred Shares filed with the Registrar of Corporations of the Republic of the Marshall Islands on August 19, 2014 and as subsequently amended on December 9, 2019; (vi) the form of Depositary Receipt; and (vii) such corporate documents and records of the Company and such other instruments, certificates and documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed.  In such examinations, we have assumed the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies or drafts of documents to be executed, the genuineness of all signatures and the legal competence or capacity of persons or entities to complete the execution of documents.  As to various questions of fact that are material to the opinions hereinafter expressed, we have relied upon statements or certificates of public officials, directors and officers of the Company and others.

Global Ship Lease, Inc.
December 11, 2019

Based upon and subject to the foregoing, and having regard to such other legal considerations which we deem relevant, we are of the opinion that under the laws of the Republic of the Marshall Islands and the State of New York:
1.	The Preferred Shares have been duly authorized and, when issued, sold and paid for as described in the Registration Statement and the Prospectus, will be validly issued, fully paid and non-assessable.
2.
The Depositary Receipts have been duly authorized by the Company and, after due execution by the Depositary and when issued against deposit of the Preferred Shares in accordance with the Deposit Agreement, assuming that the Deposit Agreement is the valid and legally binding obligation of the Depositary, and when paid for by the Agent in accordance with the terms of the Sales Agreement, will be validly issued and will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with the terms of the Depositary Receipts and the Deposit Agreement.

3.
Assuming that the Deposit Agreement is the valid and legally binding obligation of the Depositary and assuming the due execution by the Depositary of the Depositary Receipts in accordance with the terms of the Deposit Agreement, upon the deposit of Preferred Shares with the Depositary pursuant to the Deposit Agreement and payment for the Depositary Shares by the Agent pursuant to the Sales Agreement, the Depositary Shares will represent legal and valid interests in the Preferred Shares and the Depositary Receipts will constitute valid evidence of such interests in the Preferred Shares and will be entitled to the benefits of the Deposit Agreement.

This opinion is limited to the laws of the Republic of the Marshall Islands and the State of New York as in effect on the date hereof.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to us under the heading “Legal Matters” in the Prospectus, without admitting we are “experts” within the meaning of the Securities Act or the rules and regulations of the Commission promulgated thereunder with respect to any part of the Registration Statement.
Very truly yours,

/s/ Seward & Kissel LLP